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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Sirius Satellite Radio Inc. for the resale of $300,000,000 aggregate principal amount of the 2 1/2% Convertible Notes due 2009 and the registration of 68,027,220 shares of common stock and to the incorporation by reference therein of our reports dated January 23, 2004, with respect to the consolidated financial statements and schedule of Sirius Satellite Radio Inc. and Subsidiary and the balance sheet of Satellite CD Radio, Inc., both included in its Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

                                                           /s/ ERNST & YOUNG LLP

New York, New York
August 13, 2004